UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 11, 2011

AVID TECHNOLOGY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-21174 (Commission File Number)	04-2977748 (IRS Employer Identification No.)
75 Network Drive, Burlington, Massachusetts (Address of Principal Executive Offices)	01803 (Zip Code)
Registrant's telephone number, including area code: (978) 640-6789

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On February 16, 2011, the Board of Directors of Avid Technology, Inc. (the “Company”) determined that the Company’s 2011 annual meeting of stockholders will be held on June 10, 2011 in Burlington, Massachusetts.  The record date for determining stockholders entitled to vote at the meeting will be April 11, 2011.  The date of the 2011 annual meeting will be more than 30 days following the anniversary of the 2010 annual meeting.

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholders may present proposals for inclusion in the Company’s proxy statement for the 2011 annual meeting by submitting their proposals to the Company a reasonable time before the Company begins to print and send its proxy materials. The Company’s Board of Directors has set the deadline for receipt of stockholder proposals pursuant to Rule 14a-8 as March 18, 2011.  In order for a proposal under Rule 14a-8 to be considered timely, it must be received by the Company on or prior to March 18, 2011 at the Company’s principal executive offices at 75 Network Drive, Burlington, Massachusetts 01803 and be directed to the attention of the Company’s Secretary.  All stockholder proposals must be in compliance with applicable laws and regulations in order to be considered for inclusion in the proxy statement for the 2011 annual meeting.

Under the Company’s bylaws, if a stockholder intends to present a proposal at the Company’s 2011 annual meeting, but not include that proposal in the Company’s proxy statement, the proposal must be submitted to the Company Secretary at the Company’s principal offices in Massachusetts no later than April 11, 2011, which is the 60th day prior to the date of the 2011 annual meeting.  The Company’s by-laws specify requirements relating to the content of the notice that stockholders must provide.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)	Compensatory Arrangements of Certain Officers

On February 11, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of the Company adopted the Company’s 2011 Executive Bonus Plan (the “Plan”). The Committee will administer and have final authority on all matters relating to the Plan. All of the Company’s officers, with limited exceptions, are eligible to participate in the Plan.

Under the Plan, each participant is assigned a target bonus amount equal to a percentage of his or her base salary paid in 2011. Each officer’s cash bonus target is a fixed dollar amount ranging from 40% to 100% of such officer’s base salary.

Bonus payouts under the Plan will be based 80% on the financial performance of the Company and 20% on each officer’s personal performance. The financial metrics and relative weights for Company performance under the Plan are as follows: Company revenues (50%) and Company operating earnings (50%). Actual performance of Company financial metrics will be determined on a non-GAAP basis consistent with historical Company practice.  Examples of personal performance objectives include achievement of specified levels of Company financial metrics, achievement of a specified level of revenue bookings, improved performance in key strategic areas and key project deliveries.

The Company’s performance relative to each of its financial metrics will receive a score ranging from 0.00 to 1.50. Each participant’s performance relative to his or her personal goals will receive a score ranging from 0.00 to 1.35. In both cases, a score of 1.00 represents a target performance level. These scores will be used in a weighted average formula to calculate each participant’s overall bonus score, which will be multiplied by each participant’s target bonus amount to determine his or her actual bonus payout for 2011. Bonuses, if any, are expected to be determined and paid in the first quarter of 2012. Each participant must be employed by the Company as of December 31, 2011 in order to receive a bonus, if any, under the Plan. Notwithstanding the preceding, if the Company has a non-GAAP operating loss for 2011, all bonus payouts under the Plan will be reduced to zero.

Nothing in the Plan limits the discretion of the Board of Directors or the Committee to approve and pay out additional or alternative bonuses to the Company’s officers based on performance or provide the Company’s officers additional or alternative incentives outside of the terms of the Plan.

The preceding description of the Plan is qualified in its entirety by reference to the full text of the Plan, which is attached as Exhibit 10.1 hereto.

EXHIBIT INDEX

Exhibit No.	Description

#10.1	2011 Executive Bonus Plan

________________________________________
# Management contract or compensatory plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVID TECHNOLOGY, INC.
(Registrant)
Date: February 17, 2011	By:	/s/ Paige Parisi
Paige Parisi Vice President, General Counsel and Corporate Secretary